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                      December 19, 2023

       Quan Long
       Chief Executive Officer
       Autohome Inc.
       18th Floor Tower B, CEC Plaza
       3 Dan Ling Street
       Haidian District, Beijing 10080
       The People's Republic of China

                                                        Re: Autohome Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-36222

       Dear Quan Long:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Craig Yan Zeng